EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-8 Nos. 333-140388, 333-157033, 333-163806 and 333-180171) pertaining to the Cantel Medical Corp. 2006 Equity Incentive Plan, as amended, and
(2)     Registration Statement (Form S-8 No. 333-210073) pertaining to the Cantel Medical Corp. 2016 Equity Incentive
Plan;

of our reports dated September 28, 2017, with respect to the consolidated financial statements and schedule of Cantel Medical Corp., and the effectiveness of internal control over financial reporting of Cantel Medical Corp., included in this Annual Report (Form 10‑K)  of Cantel Medical Corp. for the year ended July 31, 2017.

/s/ Ernst & Young LLP

New York, New York
September 28, 2017